Exhibit 23


                       CONSENT OF KPMG PEAT MARWICK LLP








The Board of Directors
Lunar Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 33-38043 and 33-63891) of Lunar Corporation of our reports dated July 26, 1996, relating to the consolidated balance sheets of Lunar Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 1996, which reports appear in the June 30, 1996 annual report on Form 10-K of Lunar Corporation.


KPMG Peat Marwick LLP
Chicago, Illinois
September 27, 1996